Exhibit 99.1

Contact:
Lissa Goldenstein
Chief Executive Officer
650-716-1600
investor@argotech.com

ARGONAUT TECHNOLOGIES, INC. TO SELL STOCK AND CERTAIN ASSETS TO BIOTAGE AB

Transaction Valued at $20M and Fulfills First Phase of Strategic Alternatives Effort

Redwood City, CA, February 22, 2005 – Argonaut Technologies (NASDAQ: AGNT), today announced it has entered into a definitive agreement under which Argonaut Technologies will sell stock and certain assets of its consumables and flash chromatography business to Biotage AB (Stockholm: BIOTa.ST) of Uppsala, Sweden.  The transaction is valued at approximately $20 million in cash, and once consummated will fulfill the first phase of the Company’s planned effort to maximize shareholder value through strategic transactions.  The closing of the transaction is subject to approval by Argonaut’s stockholders, and other customary closing conditions.

The transaction includes Argonaut’s consumables business segments, consisting of its Synthesis and Purification consumables, Bioanalytical Sample Preparation consumables and Flash Chromatography Systems, as well as other legacy instruments and services.  The Company believes that this transaction will take advantage of the positive synergies between the two companies’ product lines, offering customers in the drug discovery field broader and more complete access to synthesis and purification products worldwide.  “We believe Biotage’s complementary products and worldwide sales and service organization will further leverage and build on the market success of Argonaut’s purification products,” said Lissa A. Goldenstein, president and chief executive officer of Argonaut.

The agreement with Biotage AB is part of Argonaut’s ongoing effort announced in November 2004 to evaluate and pursue strategic alternatives.  Argonaut Technologies intends to distribute a significant portion of the net proceeds received in the sale to stockholders promptly after the closing of the transaction, which is subject to stockholder approval.  The Company will remain dedicated to marketing and support of its Process Development Products and Services, while continuing to pursue strategic alternatives, including the sale of this business.  “The entire management team remains focused on managing our resources and controlling our expenses through this process to maximize the value of our assets for the benefit of our stockholders,” continued Ms. Goldenstein.

The approximately $20 million purchase price will be paid in cash and is subject to adjustment based on any change in the value of the net working capital of the acquired assets and assumed liabilities prior to closing.  While the net proceeds from the sale and the on-going strategic alternatives effort are expected to represent approximately $0.95 per diluted share, the ultimate amount of distributions to be made to stockholders could be higher or lower depending on a number of factors such as operating performance, liability discharge and reduction, the disposition of the process business, and other factors beyond the Company’s control.  Argonaut Technologies expects that the stockholder meeting to approve this sale will be held during the second quarter of 2005.  SG Cowen & Co., LLC acted as exclusive financial advisor to the company in connection with this transaction.

Frank Husic and Seymour Holtzman Resign from Board of Directors

The Company also announced that Seymour Holtzman and Frank Husic resigned from the Company’s Board of Directors on Saturday, February 19, 2005 and Monday, February 21, 2005 respectively. They have indicated to the Company that they support the transaction with Biotage although they have expressed concerns about the Company’s ability to manage the on-going strategic alternatives effort.

About Argonaut Technologies

Argonaut Technologies, Inc. is a leading provider of consumables, instruments, and services designed to help the pharmaceutical industry accelerate drug development.  The company’s products enable chemists to increase productivity, reduce operating costs, achieve faster time to market, and test the increasing number of targets and chemical compounds available for drug development.  Argonaut Technologies develops products in close consultation and collaboration with scientists from leading pharmaceutical companies.  More than 1,200 customers use Argonaut’s products worldwide.  For more information, visit www.argotech.com or contact Argonaut Technologies at 650-716-1600.

About Biotage AB

Biotage is a global company active in life science research with strong technologies, a broad range of operations and a long-term view of the market.  The company offers solutions, knowledge and experience in the areas of genetic analysis and medicinal chemistry.  Customers include the world’s top 30 pharmaceutical companies, 20 largest biotech companies and leading academic institutes. The company is headquartered in Uppsala and has offices in the US, Japan and several European countries.  Biotage has approximately 221 employees and had sales of 366,6 MSEK in 2003. Biotage is listed on the Stockholm stock exchange. Website: www.biotage.com.

Forward Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Argonaut disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include, without limitation, statements regarding the outlook for customer interest in our new and existing products, order volumes and related sales, pharmaceutical industry research and development and capital equipment spending, cost savings relating to our relocation, prospects for increasing revenue and achieving positive cash flow and our evaluation of potential strategic transactions. Any such forward-looking statements reflect the judgment of our management as of the date of this release, and involve risks and uncertainties, including the risk that cost savings and revenue growth may not be realized as quickly as anticipated or at all, the risk that the current slow period in our industry continues for longer than we expect or deteriorates further, with a reduction in demand for our products which could significantly impact our business and results of operations and the risk that we may not enter into a strategic transaction on acceptable terms or at all. These and other risk factors are discussed in Argonaut’s Annual Report on Form 10-K for the year ended December 31, 2003, in its most recent quarterly report on Form 10-Q for the quarter ended September 30, 2004, and its other reports with the Securities and Exchange Commission.

Solicitation of Proxies

Argonaut, its directors, executive officers and certain other members of Argonaut’s Management and employees may be soliciting proxies from Argonaut’s stockholders in favor of the transaction and the directors and officers of Argonaut may be deemed to be participants in Argonaut’s solicitation of proxies.  Information concerning the participants will be set forth in the Proxy Statement when it is filed with the Securities and Exchange Commission.

#  #  #